CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lee Enterprises, Incorporated:
We consent to the use of our reports dated December 9, 2016, with respect to the consolidated balance sheets of Lee Enterprises, Incorporated as of September 25, 2016 and September 27, 2015, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the 52-week periods ended September 25, 2016, September 27, 2015, and September 28, 2014, and the effectiveness of internal control over financial reporting as of September 25, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
January 20, 2017